Exhibit 99.4

NEWS RELEASE for November 9, 2005

Investors:

Roberta Smigel

Clarient Inc.

(949) 443-3355

CLARIENT ANNOUNCES $15 MILLION PRIVATE PLACEMENT OF COMMON STOCK

SAN JUAN CAPISTRANO, Calif. (November 9, 2005) — Clarient, Inc. (NasdaqSC: CLRT), a premier technology and services resource for pathologists, oncologists and the pharmaceutical industry, today announced today that it has entered into a securities purchase agreement with a limited number of accredited investors pursuant to which Clarient has agreed to issue 15,000,000 shares of common stock, together with warrants to purchase an additional 2,250,000 shares of common stock, for an aggregate purchase price of $15,000,000.  The exercise price of the warrants is $1.35 per share. The warrants are exercisable until the fourth anniversary of their issue date.  The financing has been approved by Clarient’s board of directors and by its majority stockholders, which are subsidiaries of Safeguard Scientifics, Inc.  The securities associated with the financing are being issued to a limited number of accredited investors in a private placement exempt from the registration requirements of the Securities Act of 1933, as amended, and may not be resold unless there is either an effective registration statement under the Act or a valid exemption from the registration requirements of the Act.

                Under NASD Marketplace Rule 4350(i)(1)(D)(ii), stockholder approval is required for issuances of securities in an amount greater than 20% of Clarient’s outstanding common stock for a purchase price of less than the greater of book or market value. Although the Company has obtained stockholder approval for the transaction, under Rule 14c under the Securities and Exchange Act of 1934, this approval will become effective 21 days after Clarient mails an information statement to its stockholders disclosing that it has obtained stockholder approval for the private placement.  In order to comply with Rule 4350(i)(1)(D)(ii), the private placement will be completed in two closings.  In the first closing, Clarient will issue 8,900,000 shares of common stock and warrants to purchase 1,335,000 shares of common stock for an aggregate purchase price of $8.9 million.  The first closing does not require stockholder approval and is expected to occur on or about November 9, 2005, subject to satisfaction of certain closing conditions.  Under the terms of the purchase agreement, the second closing will occur promptly following the effective date of the stockholder approval for the private placement, which is expected to be no earlier than December 10, 2005.  At the second closing, Clarient will issue the remaining 6,100,000 shares of common stock and warrants to purchase 915,000 shares of common stock for a purchase price of $6.1 million.  Safeguard is purchasing an aggregate of $9.0 million of the securities in the private placement and will continue to own a majority of Clarient’s common stock following completion of the private placement.

About Clarient, Inc.

Clarient provides market leading technologies, services and expert support for the characterization, assessment and treatment of cancer, leading to more accurate diagnoses by pathologists, more confident treatment decisions by oncologists, a more efficient way to identify and develop pharmaceuticals and, ultimately, better outcomes for patients.  A majority-owned subsidiary of Safeguard Scientifics, Inc., Clarient was formed in 1997 to develop and market the Automated Cellular Imaging System (ACIS).  This digital imaging and assessment system allowed pathologists, for the first time, to obtain reliable, reproducible quantitative results for a broad range of slide-based diagnostic tests. In 2005, the ACIS and other leading diagnostic technologies such as flow cytometry and genetic testing were brought in-house to a state-of-the-art diagnostic laboratory and surrounded by a team of premiere cancer specialists, forming the Clarient diagnostic services business.  Clarient supports the efforts of pathologists and the biopharmaceutical industry as a central resource for cancer diagnostics, disease interpretation, remote pathology, and contract research operations.

        Clarient’s mission is to provide critical information to clinicians that will improve the quality and reduce the cost of patient care, and speed drug discovery.  Many of the top clinical laboratories, hospitals, university medical centers and biopharmaceutical companies in the United States and Europe are currently using Clarient technology and services.  Clarient and ACIS are registered trademarks of Clarient.  For more information, visit www.clarientinc.com.

About Safeguard Scientifics, Inc

Safeguard Scientifics, Inc. (NYSE: SFE) advances the value of revenue-stage information technology and life sciences companies. Safeguard provides growth capital as well as a range of strategic, operating and management resources to help its partner companies build value in their businesses. Safeguard participates in expansion financings, management buyouts, recapitalizations, industry consolidations and early-stage financings. For more information about Safeguard, visit www.safeguard.com.

Forward Looking Statements

                Certain statements contained herein regarding Clarient, Inc. involve risks and uncertainty and are forward-looking in nature within the meaning of the Private Securities Litigation Reform Act of 1995. Future events and the Company’s actual results could differ materially from the results reflected in these forward-looking statements. Factors that might cause such a difference include, but are not limited to, the inability to satisfy closing conditions relating to the private placement, delays in consummating the private placement for reasons beyond the Company’s control, unanticipated expenses or liabilities or other adverse events affecting the Company or the private placement, and risks detailed from time to time in the Company’s SEC reports, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K. Many of these factors are beyond the Company’s ability to control or predict. Forward-looking statements are not guarantees of performance. For forward-looking statements contained herein, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

                The Company does not assume any obligation to update any forward-looking statements or other information contained in this document.

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